UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2018 (December 6, 2018)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13831	74-2851603
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

On December 6, 2018, Quanta Services, Inc. (“Quanta”) entered into Amended and Restated Indemnity Agreements (“Indemnity Agreements”) with each of its directors and executive officers. The new Indemnity Agreements amend and restate in their entirety the indemnity agreements previously in effect between Quanta and such directors and executive officers. Quanta may from time to time enter into additional indemnity agreements with its future directors, officers or other key employees utilizing the same form of Indemnity Agreement.

The Indemnity Agreements generally provide that Quanta will, to the fullest extent permitted by applicable law, indemnify and hold harmless each indemnitee that, by reason of the fact that the indemnitee is or was a director or officer of Quanta, is or is threatened to be made a party to or a participant in any civil, criminal, administrative or investigative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The Indemnity Agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of Quanta. In addition, the Indemnity Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding, or in connection with responding to discovery requests in any covered proceeding, to the fullest extent permitted by applicable law. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, Quanta will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution Quanta may have against the indemnitee. The Indemnity Agreements also include various procedures, presumptions and requirements relating to Quanta’s obligations and the indemnitee’s rights under the Indemnity Agreement. The revisions incorporated in the new form of Indemnity Agreement include various changes to clarify the scope of Quanta’s indemnification and advancement obligations and the scope of the indemnitee’s rights.

The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, Quanta’s Restated Certificate of Incorporation or Bylaws, or otherwise.

The foregoing summary of some of the terms of the Indemnity Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Indemnity Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 6, 2018, the Board of Directors of Quanta (the “Board”) approved an amendment and restatement of the Bylaws of Quanta, effective as of December 6, 2018 (as so amended, the “Amended Bylaws”). Among other changes, the Amended Bylaws: (i) provide that, for matters other than an election of directors, approval of a matter generally requires a majority of the votes cast affirmatively or negatively on the matter rather than the previous voting standard, which required a majority of votes present at the time of voting; (ii) refine and supplement the applicable requirements for a stockholder seeking to make a director nomination or submit a business proposal at a meeting of stockholders, including information on the eligibility and independence of a director nominee, as well as representations regarding whether such director nominee is a party to any agreement with respect to voting or compensation or that might limit such director nominee’s exercise of fiduciary duties; (iii) eliminate the requirement that the notice of a special Board meeting provide a specific purpose for the meeting thereby allowing the Board to discuss additional matters at such meeting; and (iv) define the scope of persons who qualify as “officers” that are entitled to indemnification and advancement of expenses under certain provisions of the Amended Bylaws. The Amended Bylaws also include updates to conform certain provisions to amendments to related provisions of the Delaware General Corporation Law and incorporate other clarifying changes.

The foregoing summary of the new provisions of the Amended Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On December 7, 2018, Quanta issued a press release announcing that the Board declared a cash dividend to holders of Quanta common stock in the amount of $0.04 per share. The dividend will be paid on January 16, 2019 to stockholders of record as of the close of business on January 2, 2019. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

3.1	Bylaws of Quanta Services, Inc., as amended and restated December 6, 2018

10.1	Form of Amended and Restated Indemnity Agreement between Quanta Services, Inc. and its directors and executive officers

99.1	Press Release of Quanta Services, Inc. dated December 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2018	QUANTA SERVICES, INC.

	By:	/s/ Donald C. Wayne
Name: Donald C. Wayne
Title: Executive Vice President and General Counsel